UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report:  September 15, 2017
(Earliest Event Date requiring this Report: September 15, 2017)

CAPSTONE COMPANIES, INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

FLORIDA	0-28331	84-1047159
(State of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

350 Jim Moran Blvd., Suite 120
Deerfield Beach, Florida 33442
(Address of principal executive offices)

(954) 570-8889, ext. 313
(Registrant's telephone number, including area code)

Item 1.01  Entry into a Material Definitive Agreement

On September 15, 2017, Capstone Companies, Inc., a Florida corporation, ("Company") closed a Conversion and Option Agreement, dated September 13, 2017, with Company Director Jeffrey Postal ("Agreement") whereby: (1) Mr. Postal cancelled $217,500 in debt owed to him by the Company under a promissory note in exchange for  issuance of,  and as payment for, 500,000 shares of Company Common Stock, $0.0001 par value per share, ("Common Stock"), which shares were issuable under granted non-qualified stock options;  and (2) Mr. Postal cancelled $23,400 of debt owed to him by the Company to purchase 50,000 shares of Common Stock from the Company. The per share purchase price of the 50,000 shares of Common Stock was $0.468 and the exercise price of the stock option for 500,000 shares of Common Stock was $0.435.

The Agreement was approved by the disinterested Board of Directors of the Company at a special board meeting on September 8, 2017.

The Company and Mr. Postal entered into the Agreement to (1) pay debt owed to Mr. Postal, who had loaned the money to the Company for working capital, and (2) to conserve Company cash reserves and cash flow by issuing stock in lieu of cash payments.

The Company owes a balance of $138,418 to Mr. Postal under the original  promissory note that was paid in full on September 14, 2017.

The closing of the Agreement was delayed by the impact of Hurricane Irma on South Florida, which is the location of the Company and Mr. Postal, from September 9, 2017 into September 12, 2017.

Item 3.02  Unregistered Sales of Equity Securities.

As disclosed in Item 1.01 above, the Company entered into the Agreement to issue a total of 550,000 shares of Common Stock to Jeffrey Postal, an outside director of the Company.  The shares of Common Stock will be issued in reliance on an exemption from registration under Section 4(a)(2) and Rule 506(b) of Regulation D under the Securities Act of 1933, as amended.   The shares of Common Stock are "restricted securities" under Rule 144 of the Securities Act of 1933, as  amended.

ITEM 9.01.  Financial Statements and Exhibits.

EXHIBIT NUMBER	EXHIBIT DESCRIPTION
10.1	Conversion and Option Agreement, dated September 13, 2017, by Capstone Companies, Inc. and Director Jeffrey Postal

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPSTONE COMPANIES, INC., A FLORIDA CORPORATION

By: /s/ James McClinton

James McClinton, Chief Financial Officer

Dated: September 15, 2017